Exhibit 10(x)

AMENDMENT
May 30, 2001

    The Minntech Corporation 1990 Employee Stock Purchase Plan, as amended and restated effective as of June 1, 1998, is hereby amended by action of the Board of Directors (the "Board") effective as of May 30, 2001, by adding a new paragraph (d) to Section 3 to read as follows:

  (d)
  Notwithstanding anything in the Plan to the contrary:

  (1)
  In the event of a merger or consolidation of the Company with or into any other entity, regardless of whether the Company is the surviving corporation, that results in the Company's stock no longer being publicly traded (each called an "Event") and the Effective Time of the Event occurs on or before July 1, 2001, no new phase under this Plan shall commence on or after July 1, 2001. The Effective Time is the date and time the Event becomes effective pursuant to the relevant transaction documents and state law.

  (2)
  Notwithstanding anything to the contrary, if the Effective Time of an Event occurs during the phase that begins July 1, 2001 and ends December 31, 2001 or during any later phase, then the first sentence of Section 11(e)(ii) shall not apply during such phase, no payroll deductions for contributions to this Plan shall occur after said Effective Time, all options related to that phase shall be cancelled, and the payroll deductions credited to the Participant's account for that phase, plus interest at the prime rate as published at the Effective Time at Wells Fargo Bank Minnesota, N.A., shall be paid to the Participant as soon as administratively feasible after the Effective Time, and no new phase under this Plan shall commence thereafter.